Exhibit 10.2
EMPLOYMENT AGREEMENT
This AGREEMENT is entered into as of the date set forth on the signature page hereof, by and between Patriot Coal Corporation, a Delaware corporation (the “Company”), and Irl F. Engelhardt (“Executive”).
RECITALS
To induce Executive to serve as the Company’s Chief Executive Officer, the Company desires to provide Executive with compensation and other benefits on the terms and subject to the conditions set forth in this Agreement.
Executive is willing to accept such employment and perform services for the Company, on the terms and subject to the conditions hereinafter set forth.
It is therefore hereby agreed by and between the parties as follows:
1. Employment.
1.1.    Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive as the Company’s Chief Executive Officer for the period provided under this Agreement. In such capacity, Executive shall report to the Board of Directors of the Company (the “Board”) and shall have the customary powers, responsibilities and authorities of executives holding such positions in publicly held corporations of the size, type and nature of the Company, as it exists from time to time. Executive shall also continue to serve as Chairman of the Board.
1.2.    Subject to the terms and conditions of this Agreement, Executive hereby accepts employment as the Company’s Chief Executive Officer commencing as of the date hereof (the “Commencement Date”) and agrees, subject to any period of vacation or sick leave, to devote his full business time and efforts to the performance of services, duties and responsibilities in connection therewith.
1.3.    Nothing in this Agreement shall preclude Executive from engaging in trade association activities, charitable work and community affairs, from delivering lectures, fulfilling speaking engagements or teaching at educational institutions, from managing any investment made by him or his immediate family with respect to which Executive or such family member is not substantially involved with the management or operation of the entity in which Executive has invested (provided that no such investment in publicly traded equity securities or other property may exceed five percent (5%) of the equity of any entity, without the prior approval of the Board) or from serving, subject to the prior approval of the Board, as a member of the board of directors or as a trustee of any other corporation, association or entity, to the extent that any of the above activities do not materially interfere with the performance of his duties hereunder. For the avoidance of doubt, Executive shall be permitted to continue to serve as a member or director in any organization of which he was a member or director as of the date hereof and to continue his activities related to White

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Walnut Farms LLC and Beaucoup Farms LLC without obtaining Board approval. For purposes of this Section 1.3, any approval by the Board required herein shall not be unreasonably withheld.
2.    Term of Employment. Executive’s term of employment under this Agreement (the “Term of Employment”) shall commence on the Commencement Date and shall continue until the first anniversary of the Commencement Date (the “Expiration Date”). If prior to the Expiration Date the Board appoints a new Chief Executive Officer of the Company, Executive shall assume the role of an executive advisor to the new Chief Executive Officer, and for the remainder of the Term of Employment shall continue to receive the compensation, benefits and rights provided under this Agreement, as shall be reduced by mutual agreement to reflect the new role. Notwithstanding the foregoing, the Company or Executive may terminate Executive’s employment during the Term of Employment at any time for any reason pursuant to, and subject to, Section 6 hereof.
3.    Compensation.
3.1.    Salary. During the Term of Employment, the Company shall pay Executive a base salary (“Base Salary”), which shall be payable in accordance with the ordinary payroll practices of the Company. Executive’s initial Base Salary shall be $725,000 per annum. During the Term of Employment, the Board shall review in good faith Executive’s Base Salary in accordance with the Company’s customary procedures and practices regarding the salaries of senior executives and may, if determined by the Board to be appropriate, increase Executive’s Base Salary following such review. “Base Salary” for all purposes herein shall be deemed to be a reference to any such increased amount.
3.2.    Annual Bonus. In addition to his Base Salary, Executive shall be eligible to receive an annual cash bonus (the “Bonus”) for each of the 2012 calendar year and the 2013 calendar year, in accordance with a program to be developed by the Board, based on achievement of performance targets established by the Board as soon as practicable (i) after the Commencement Date, for the Bonus for the 2012 calendar year, and (ii) at or after the beginning of the 2013 calendar year, for the Bonus for the 2013 calendar year. Executive’s target Bonus shall be at least 100% of Base Salary, and his maximum Bonus shall be at least 200% of Base Salary, in each case multiplied by a fraction, the numerator of which is the number of business days during the applicable calendar year that Executive was employed and the denominator of which is the total number of business days during such calendar year. A Bonus award for either calendar year shall be payable to Executive at the time bonuses are paid to other senior executives for such calendar year in accordance with the Company’s policies and practices as set by the Board, but in no event later than March 15 of the calendar year following the later of (a) the calendar year in which the Bonus is earned or (b) the calendar year in which the Bonus is no longer subject to a substantial risk of forfeiture within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the guidance promulgated and in effect thereunder (“Section 409A”).

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4.    Employee Benefits.
4.1.    Restricted Stock Unit Award. (a) On the Commencement Date, Executive shall receive an award of restricted stock units (the “RSU Award”) with respect to 100,000 shares of the Company’s Common Stock, which shall vest in three equal installments on the first, second and third anniversaries of the Commencement Date, subject to Executive’s continuing to render services to the Company through each such anniversary as an employee of the Company or a member of the Board, and subject further to the provisions of Section 4.1(b) and Section 6.2 below and the provisions of the Ancillary Documents described in Section 4.1(c) below to the extent such provisions are not inconsistent with this Agreement.
(b)    As of the date of termination of Executive’s employment due to Executive’s Disability (as hereinafter defined) or death, or upon the occurrence of a Change of Control (as defined in the 2007 Long Term Incentive Plan) or Executive’s ceasing to serve as a member of the Board as a result of the Company’s failure to nominate Executive for reelection to the Board other than pursuant to a removal for cause, any unvested portion of the RSU Award shall become immediately and fully vested.
(c)    The RSU shall be governed by a separate grant agreement (together with any other agreement approved by the Board and designated by the Board as an “Ancillary Document” for purposes of this Agreement, the “Ancillary Documents”). To the extent permitted by any applicable law and the rules of any exchange on which the Company’s stock is listed, in the event of any conflict between an Ancillary Document and the terms of this Agreement, the terms of this Agreement shall govern.
(d)     The RSU Award shall be approved by a committee of the Board comprised of individuals who are both non-employee directors (within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and independent directors (within the meaning of applicable stock exchange rules) and shall be exempt from Section 16(b) of the Exchange Act by reason of Rule 16b-3 under the Exchange Act.
4.2.    Employee Benefit Programs, Plans and Practices; Perquisites. During the Term of Employment, the Company shall provide Executive with employee benefits and perquisites at a level (a) commensurate with his position in the Company and (b) at least as favorable to Executive as the Company provides to its other senior executives, including retirement benefits, health and welfare benefits (both active and retiree), the Continuation Benefits (as defined in Section 6.2(a)(2)), and other employee benefits and perquisites which the Company may make available to its senior executives from time to time.
4.3.    Vacation. Executive shall be entitled to twenty (20) business days (not prorated) of paid vacation for each of the 2012 and 2013 calendar years, which shall be taken at such times as are reasonably consistent with Executive’s responsibilities hereunder.
5.    Expenses. Subject to prevailing Company policy or such guidelines as may be established by the Board, the Company will reimburse Executive for all reasonable expenses incurred by Executive in carrying out his duties on behalf of the Company, provided that such reimbursement is not taxable income to Executive.

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6.    Termination of Employment.
6.1.    Termination of Employment for Any Reason. In the event of a termination of Executive’s employment for any reason, the Company shall pay to Executive (a) within five (5) business days following the date of termination of Executive’s employment, a lump sum equal to (i) Executive’s Base Salary earned on or prior to the date of such termination but not yet paid to Executive in accordance with the Company’s customary procedures and practices regarding the salaries of senior executives, (ii) any business expenses incurred by Executive and not yet reimbursed by the Company under Section 5 above, as of the date of such termination, (iii) any vacation time accrued but unused as of the date of such termination, and (iv) if such termination occurs in the 2013 calendar year, any Bonus earned but not yet paid for the 2012 calendar year and (b) any benefits accrued and vested under any of the Company’s employee benefit programs, plans and practices on or prior to the date of termination of Executive’s employment (remuneration described in (a) and (b) above are collectively referred to as the “Accrued Obligations” herein) in accordance with the terms of such programs, plans and practices.
6.2.    Termination Not for Cause or for Good Reason. (a) The Company or Executive may terminate Executive’s employment during the Term of Employment at any time for any reason by providing written notice to the other party at least thirty (30) days (or such other number of days specified in this Agreement) in advance of the date of termination of Executive’s employment. If Executive terminates his employment for Good Reason, such notice shall describe the conduct Executive believes to constitute Good Reason and the Company shall have the opportunity to cure the Good Reason within thirty (30) days of receiving such notice. If the Company cures the conduct that is the basis for the potential termination for Good Reason within such thirty (30) day period, Executive’s notice of termination shall be deemed withdrawn.
If Executive’s employment is terminated during the Term of Employment (i) by the Company other than for Cause (as defined in Section 6.3(b) hereof), Disability (as defined in Section 6.4 hereof) or death or (ii) by Executive for Good Reason (as defined in Section 6.2(b) hereof), and such termination constitutes a Separation from Service (as hereinafter defined), any unvested portion of the RSU Award shall immediately become fully vested and the Company, as severance, shall pay to Executive an amount (the “Severance Payment”) equal to the total of:
(A) one (1) times Executive’s Base Salary; plus
(B) an additional amount equal to Executive’s target Bonus for the calendar year of termination of Executive’s employment; plus
(C) an additional amount equal to six percent (6%) of Executive’s Base Salary.
Notwithstanding the foregoing, Executive shall not be entitled to the Severance Payment if he ceases to be employed as the Company’s Chief Executive Officer but continues to serve as an executive advisor to a newly appointed Chief Executive Officer of the Company, as provided under Section 2 hereof.

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The Company shall pay to Executive (I) one-third (1/3) of the Severance Payment in a lump sum payment on the six (6) month anniversary of Executive’s Separation from Service and (II) the remaining two-thirds (2/3) of the Severance Payment in a lump sum on the first anniversary of the date of Executive’s Separation from Service.
“Separation from Service” means a “separation from service,” as such term is defined under Section 409A.
In addition, if Executive’s employment is terminated during the Term of Employment (i) by the Company other than for Cause (as defined in Section 6.3(b) hereof), Disability (as defined in Section 6.4 hereof), or death or (ii) by Executive for Good Reason (as defined in Section 6.2(b)) and if such termination constitutes a Separation from Service,
(1)    The Company shall pay to Executive a prorated bonus (the “Prorated Bonus”) for the calendar year of termination of Executive’s employment, calculated as the Bonus Executive would have received in such year based on actual performance multiplied by a fraction, the numerator of which is the number of business days during the calendar year of termination that Executive was employed and the denominator of which is the total number of business days during the calendar year of termination. The Prorated Bonus shall be payable when annual bonuses are paid to other senior executives of the Company, but in no event later than March 15 of the calendar year following the later of (a) the calendar year in which the Bonus is earned or (b) the calendar year in which the Bonus is no longer subject to a substantial risk of forfeiture within the meaning of Section 409A.
(2)    The Company shall also continue to provide Executive, as though he remained actively employed, for a period of one (1) year following the date of termination of Executive’s employment (the “Benefit Continuation Period”), life insurance, group health coverage (including medical, dental, and vision benefits), accidental death & dismemberment coverage, and the health care flexible spending account (to the extent required to comply with COBRA continuation coverage requirements (collectively, the “Continuation Benefits”) in accordance with the applicable plan terms; provided, however, that any such coverage shall terminate to the extent that Executive is offered or obtains comparable benefits from any other employer during the Benefit Continuation Period; provided, further, that the amount of Continuation Benefits provided during one calendar year shall not affect the amount of Continuation Benefits provided during a subsequent calendar year (except with respect to health plan maximums), the Continuation Benefits may not be exchanged or substituted for other forms of compensation to Executive, and any reimbursement or payment under the Continuation Benefit arrangements will be paid in accordance with applicable plan terms and no later than the last day of Executive’s taxable year following the taxable year in which he incurred the expense giving rise to such reimbursement or payment. Notwithstanding the foregoing, if Executive breaches any provision of Section 12 hereof, the remaining balances of the Severance Payment, the Prorated Bonus, and any Continuation Benefits shall cease.
(b)    For purposes of this Agreement, the term “Good Reason” means: (i) a reduction by the Company in Executive’s Base Salary (in which event the Severance Payment shall be calculated based on Executive’s Base Salary in effect prior to any such reduction); (ii) a

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material reduction in the aggregate program of employee benefits and perquisites to which Executive is entitled (other than a reduction that generally affects all executives); (iii) a material decline in Executive’s Bonus opportunity; (iv) relocation of Executive’s primary office by more than 50 miles from the location of Executive’s primary office in Saint Louis, Missouri; or (v) any material diminution or material adverse change in Executive’s title, duties, responsibilities or reporting relationships. Any amounts due to Executive in connection with a termination of employment shall be computed without giving effect to any changes that give rise to Good Reason. If Executive does not give notice to the Company as described in Section 6.2(a) hereof within ninety (90) days after an event giving rise to Good Reason, Executive’s right to claim Good Reason termination on the basis of such event shall be deemed waived. Notwithstanding clause (v) above or any other provision of this Agreement, Executive’s change in role from Chief Executive Officer to executive advisor to a newly appointed Chief Executive Officer of the Company, as provided under Section 2 hereof, shall not constitute Good Reason.
6.3.    Voluntary Termination by Executive; Discharge for Cause; Expiration of Term. (a) In the event that Executive’s employment (i) is terminated during the Term of Employment (x) by the Company for Cause, as hereinafter defined, or (y) by Executive other than for Good Reason, or (ii) terminates on the Expiration Date, the Company shall pay to Executive the Accrued Obligations.
(b)    As used herein, the term “Cause” shall be limited to (i) any material and uncorrected breach by Executive of the terms of this Agreement, including, but not limited to, a violation of Section 12 hereof, (ii) any willful fraud or dishonesty of Executive involving the property or business of the Company, (iii) a deliberate or willful refusal or failure of Executive to comply with any major corporate policy of the Company which is communicated to Executive in writing, or (iv) Executive’s conviction of, or plea of nolo contendere to, any felony if such conviction or plea results in his imprisonment; provided that, with respect to clauses (i), (ii) and (iii) above, Executive shall have thirty (30) days following his receipt of written notice of the conduct that is the basis for the potential termination for Cause within which to cure such conduct to prevent termination for Cause by the Company. If Executive cures the conduct that is the basis for the potential termination for Cause within such thirty (30) day period, the Company’s notice of termination shall be deemed withdrawn. In the event that Executive is terminated for failure to meet performance goals, as determined by the Board, such termination shall be considered a termination for Cause for all purposes relating to his equity-based compensation awards, but it shall be considered a termination without Cause for purposes of his right to receive the Severance Payment, the Prorated Bonus and the Continuation Benefits.
6.4.    Disability. In the event of the Disability (as defined below) of Executive during the Term of Employment, the Company may terminate Executive’s employment upon written notice to Executive (or Executive’s personal representative, if applicable) effective upon the date of receipt thereof (the “Disability Commencement Date”). The Company shall pay to Executive the Accrued Obligations as provided in Section 6.1, and the Prorated Bonus when such bonuses are paid to other senior executives of the Company, but in no event later than March 15 of the calendar year following the calendar year in which Executive’s employment was terminated. The term “Disability,” for purposes of this

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Agreement, shall mean Executive’s absence from the full-time performance of Executive’s duties pursuant to a reasonable determination made in accordance with the Company’s disability plan that Executive is disabled as a result of incapacity due to physical or mental illness that lasts, or is reasonably expected to last, for at least six (6) months.
6.5.    Death. In the event of Executive’s death during his Term of Employment or at any time thereafter while payments are still owing to Executive under the terms of this Agreement, the Company shall pay to Executive’s beneficiary(ies) (to the extent so designated by Executive) or his estate (to the extent that no such beneficiary has been designated) the Accrued Obligations as provided in Section 6.1, the Prorated Bonus when such bonuses are paid to other senior executives of the Company, but in no event later than March 15 of the calendar year following the calendar year in which Executive’s employment was terminated, and any remaining payments that were payable to Executive by reason of his termination of employment under Section 6.2 to which Executive was entitled at the time of his death in accordance with the terms of Section 6.2.
6.6.    No Further Notice or Compensation or Damages. Executive understands and agrees that he shall not be entitled to any further notice, compensation or damages upon a termination of his employment under this Agreement, other than amounts specified in Sections 4 and 6 hereof, the Ancillary Documents, and any plan, program or arrangement of the Company.
6.7.    Executive’s Duty to Deliver Materials. Upon the termination of Executive’s employment for any reason, Executive or his estate shall surrender to the Company all correspondence, letters, files, contracts, mailing lists, customer lists, advertising materials, ledgers, supplies, equipment, checks, and all other materials and records of any kind that are the property of the Company or any of its subsidiaries or affiliates, that may be in Executive’s possession or under his control, including all copies of any of the foregoing.
7.    Notices. All notices or communications hereunder shall be in writing, addressed as follows:
To the Company:
Patriot Coal Corporation
attn: Board of Directors
12312 Olive Boulevard, Suite 400
Saint Louis, Missouri 63141

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with a copy to:
Patriot Coal Corporation
attn: Joseph W. Bean
12312 Olive Boulevard, Suite 400
Saint Louis, Missouri 63141
To Executive at the address set forth on the signature page hereof.
Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third (3rd) business day after the actual date of sending shall constitute the time at which notice was given.
8.    Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.
9.    Assignment. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase, spin off or otherwise) to all or substantially all of the stock, assets or businesses of the Company.
10.    Amendment. This Agreement may be amended only by written agreement of the parties hereto.
11.    Amendment to Comply with Code Section 409A. If either party to this Agreement reasonably determines that any amount payable pursuant to this Agreement would result in adverse tax consequences under Code Section 409A (including, but not limited to, the additional tax described in Code Section 409A(a)(1)(B)), then such party shall deliver written notice of such determination to the other party, and the parties hereby agree to work in good faith to amend this Agreement so it is exempt from, or compliant with, the requirements of Code Section 409A and preserves as nearly as possible the original intentions of the affected provisions. If any payment due to Executive is required to be delayed by reason of Code Section 409A, such payment shall be paid in one lump-sum payment as soon as administratively feasible on or after the date such payment is permitted to be made under Code Section 409A, subject to standard payroll deductions and withholdings.
12.    Nondisclosure of Confidential Information; Non-Competition; Non-Solicitation.
(a)    Executive, both during the term hereof and thereafter, will not, directly or indirectly, use for himself or use for, or disclose to, any party other than the Company, or any subsidiary of the Company (other than in the ordinary course of Executive’s duties for the benefit of the Company or any subsidiary of the Company or to the extent required by

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applicable law), any secret or confidential information that is not publicly available regarding the business or property of the Company or its subsidiaries or regarding any secret or confidential apparatus, process, system, or other method at any time used, developed, acquired, discovered or investigated by or for the Company or its subsidiaries, whether or not developed, acquired, discovered or investigated by Executive. At the termination of Executive’s employment or at any other time the Company or any of its subsidiaries may request, Executive shall promptly deliver to the Company all memoranda, notes, records, plats, sketches, plans or other documents made by, compiled by, delivered to, or otherwise acquired by Executive concerning the business or properties of the Company or its subsidiaries or any secret or confidential product, apparatus or process used developed, acquired or investigated by the Company or its subsidiaries.
(b)    In consideration of the Company’s obligations under this Agreement, Executive agrees that: (i) during the period of his employment hereunder and for a period of one (1) year thereafter, without the prior written consent of the Board, he will not, directly or indirectly, as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any activities which are in competition with the business of the Company or its subsidiaries; and (ii) during the period of his employment hereunder and for a period of one (1) year thereafter, without the prior written consent of the Board, he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly solicit or offer employment to any person who is or has been employed by the Company or its subsidiaries at any time during the twelve (12) months immediately preceding such solicitation.
(c)    For purposes of this Section 12, an entity shall be deemed to be in competition with the Company if it is principally involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by the Company as a part of the business of the Company within the same geographic area in which the Company effects such sales or dealings or renders such services. Notwithstanding this Section 12(c) or Section 12(b), nothing herein shall be construed so as to preclude Executive from investing in any publicly or privately held company, provided Executive’s beneficial ownership of any class of such company’s securities does not exceed five percent (5%) of the outstanding securities of such class.
(d)    Executive agrees that this covenant not to compete is reasonable under the circumstances and will not interfere with his ability to earn a living or to otherwise meet his financial obligations. Executive and the Company agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Section 12 would irreparably injure the Company. Accordingly, Executive agrees that, in the event of such a breach of this Section 12 by Executive, the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required by this Agreement and seek to obtain an injunction against Executive from any court having jurisdiction over the matter to restrain any further violation of this Section 12 by Executive.

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13.    Beneficiaries; References. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.
14.    Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement (other than an action to enforce the covenants in Section 12 hereof) or the Ancillary Documents shall be resolved by arbitration. Arbitrators shall be selected, and arbitration shall be conducted, in accordance with the rules of the American Arbitration Association. The Company shall pay any legal fees in connection with such arbitration in the event that Executive prevails on a material element of his claim or defense. Notwithstanding anything in this Section 14 to the contrary, payments made under this Section 14 that are provided during one calendar year shall not affect the amount of such payments provided during a subsequent calendar year, payments under this Section 14 may not be exchanged or substituted for other forms of compensation to Executive, and any such reimbursement or payment will be paid within sixty (60) days after Executive prevails, but in no later than the last day of Executive’s taxable year following the taxable year in which he incurred the expense giving rise to such reimbursement or payment. This Section 14 shall remain in effect throughout the Term of Employment and for a period of five (5) years following the end of the Term of Employment.
15.    Legal Fees; Indemnification; Directors’ & Officers’ Liability Insurance.
(a)    The Company shall reimburse Executive for reasonable legal fees and expenses incurred by Executive in connection with negotiating and preparing this Agreement. Any such reimbursement shall be made to Executive no later than March 15th of the calendar year following the calendar year in which the Agreement is executed.
(b)    The Company shall indemnify Executive during and after the Term of Employment to the maximum extent permitted by applicable law for any liability incurred by Executive by reason of his service as an officer or director of the Company or any of its subsidiaries or affiliates or by reason of his service as a fiduciary of any employee benefit plan of the Company or any of its subsidiaries or affiliates.
(c)    During the Term of Employment and for so long as Executive may have any liability by reason of serving as an officer or director of the Company or any of its subsidiaries or affiliates, Executive shall be entitled to the same directors’ and officers’ liability insurance coverage that the Company provides generally to its other directors and officers, as may be amended from time to time for such directors and officers. During the Term of Employment and for so long as Executive may have any liability by reason of serving as a fiduciary of any employee benefit plan of the Company or any of its subsidiaries or affiliates, Executive shall be entitled to the same fiduciary liability insurance coverage that the Company provides generally to its other directors and officers, as may be amended from time to time for such directors and officers.

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16.    Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of New York, without reference to rules relating to conflicts of law.
17.    Effect on Prior Agreements. This Agreement and the Ancillary Documents contain the entire understanding between the parties hereto and this Agreement, except as provided in an Ancillary Document, supersedes in all respects any prior or other agreement or understanding, both written and oral, between the Company, any affiliate of the Company or any predecessor of the Company or affiliate of the Company and Executive.
18.    Withholding. The Company shall be entitled to withhold from payments to Executive any amount of withholding required by law.
19.    Survival. Notwithstanding the expiration of the term of this Agreement, the provisions of Sections 4, 6, 12, 14 and 15 hereunder shall remain in effect as long as is reasonably necessary to give effect thereto in accordance with the terms hereof.
20.    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.
[SIGNATURE PAGE FOLLOWS]

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PATRIOT COAL CORPORATION

By:	/s/ Joseph W. Bean
Name:	Joseph W. Bean
Title:	Senior Vice President - Law & Administration

EXECUTIVE

/s/ Irl F. Engelhardt
Irl F. Engelhardt

Agreement Commencement Date:	May 28, 2012
Name of Executive:	Irl F. Engelhardt
Address of Executive:	12312 Olive Boulevard St. Louis, Missouri 63141
Executive Team Position:	Chief Executive Officer
Base Salary:	$725,000 per annum
Annual Bonus Target:	100% of Base Salary (with maximum no less than 200% of Base Salary)